JLG INDUSTRIES, INC.
EXECUTIVE SEVERANCE PLAN

_________________

As Amended and Restated Effective October 15, 2006

TABLE OF CONTENTS

Section 1.	Introduction	1
1.1.	Establishment and History	1
1.2.	Effective Date	1
1.3.	Purpose	1
Section 2.	Definitions and Construction	2
2.1.	Definitions	2
2.2.	Gender and Number	7
Section 3.	Participation by Eligible Executives	8
3.1.	Generally	8
3.2.	Participation Agreement Required	8
Section 4.	Severance Benefits	9
4.1.	Basic Benefit	9
4.2.	Gross-Up Payment	9
4.3.	Medical and Life Insurance Benefits	12
4.4.	SERP Benefit	12
4.5.	SERP Rabbi Trust	14
4.6.	Cash Bonus Award	14
4.7.	Legal Expenses After a Change in Control	15
4.8.	Dismissal	15
4.9.	Application of Section 409A of the Code	17
Section 5.	Covenants	18
5.1.	Generally	18
5.2.	Noncompetition	18
5.3.	Interference with Business Relations	19
5.4.	Return of Property; Intellectual Property Rights	19
5.5.	Proprietary and Confidential Information	20
Section 6.	Release	21
6.1.	Generally	21
6.2.	Time Limit for Providing Release	21
Section 7.	Nature of Participant’s Interest in the Plan	22
7.1.	No Right to Assets	22
7.2.	No Right to Transfer Interest	22
7.3.	No Employment Rights	22
7.4.	Withholding and Tax Liabilities	22

JLG Industries, Inc.	Table of Contents
Executive Severance Plan	October 15, 2006

Section 8.	Administration, Interpretation, and Modification of Plan	23
8.1.	Plan Administrator	23
8.2.	Powers of the Administrator	23
8.3.	Finality of Committee Determinations	23
8.4.	Incapacity	23
8.5.	Amendment, Suspension, and Termination	23
8.6.	Power to Delegate Authority	23
8.7.	Headings	23
8.8.	Severability	24
8.9.	Governing Law	24
8.10.	Complete Statement of Plan	24
Exhibit A--	Draft Release	A-1

JLG Industries, Inc.	Table of Contents
Executive Severance Plan	October 15, 2006

SECTION 1. INTRODUCTION

1.1.	Establishment and History.

The Company first established the Plan for eligible executives on June 1, 1995. The Plan was originally intended to replace the severance benefits that participants had under certain individual agreements (customarily denominated a “Deferred Compensation Benefit Agreement”) with the Company that provided for unfunded deferred compensation benefits and certain other benefits. Since the Plan was first adopted on June 1, 1995, it has been amended and restated several times.

1.2.	Effective Date.

(a)	This restatement of the Plan is effective October 15, 2006; provided, however, that any provision in this restatement intended to satisfy the requirements of Section 409A of the Code is effective January 1, 2005. Any individual who first becomes eligible to participate in the Plan on or after October 15, 2006, will participate in the Plan subject to the terms set forth in this restatement and the individual’s Participation Agreement.

(b)	Any individual who participated in the Plan before October 15, 2006, will participate in the Plan subject to the terms set forth in this restatement and the individual’s Participation Agreement (and not subject to the terms of any earlier restatement or participation agreement) if the individual executes a new Participation Agreement in accordance with Section 3.2.

(c)	Any individual who participated in the Plan before October 15, 2006, and who fails to execute a new Participation Agreement in accordance with Section 3.2 will continue to participate in the Plan subject to the terms set forth in the applicable earlier restatement of the Plan and his Participation Agreement (and not subject to the terms of this restatement other than the terms of this restatement that bring the earlier restatement of the Plan into compliance with Section 409A of the Code).

1.3.	Purpose.

The Plan is an unfunded welfare plan maintained primarily for the purpose of providing severance pay benefits to a select group of management and highly compensated employees. The Plan is intended to avoid the adverse tax consequences of Section 409A of the Code.

JLG Industries, Inc.	Page 1
Executive Severance Plan	October 15, 2006

SECTION 2. DEFINITIONS AND CONSTRUCTION

2.1.	Definitions.

When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)	“Accounting Firm” has the meaning provided in Section 4.2(c)(1).

(b)	“Administrative Committee” means the Administrative Committee appointed to administer the JLG Industries, Inc. Employees’ Retirement Savings Plan. However, following a Change in Control, “Administrative Committee” means the trustee under the grantor trust maintained by the Company in connection with the Plan.

(c)	“Applicable Percentage” and “Applicable CIC Percentage”are the percentages specified by the Compensation Committee with respect to the Participant that are reflected in the Participant’s Participation Agreement.

(d)	“Associate” has the meaning assigned to that term for purposes of Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act.

(e)	“Beneficial Owner” means the following: a Person is deemed to be the “Beneficial Owner” of, to “Beneficially Own,” and to have “Beneficial Ownership” of, any securities that:

(1)	such Person or any of such Person’s Securities Law Affiliates or Associates beneficially owns, directly or indirectly;

(2)	such Person or any of such Person’s Securities Law Affiliates or Associates has (A) the right or obligation to acquire (whether such right or obligation is exercisable or effective immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided that a Person will not be deemed the “Beneficial Owner” of, or to “Beneficially Own,” or to have “Beneficial Ownership” of, securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Securities Law Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement, or understanding (whether or not in writing); provided that a Person will not be deemed the “Beneficial Owner” of, or to “Beneficially Own,” or to have “Beneficial Ownership” of, any security under this clause (B) if the agreement, arrangement, or understanding to vote such security (i) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Securities Exchange Act, and (ii) is not also then reported by such Person on Schedule 13D under the Securities Exchange Act (or any comparable or successor report); or

JLG Industries, Inc.	Page 2
Executive Severance Plan	October 15, 2006

(3)	are beneficially owned, directly or indirectly, by any other Person (or any Securities Law Affiliate or Associate thereof) with which such Person or any of such Person’s Securities Law Affiliates or Associates has any agreement, arrangement, or understanding (whether or not in writing) or with which such Person or any of such Person’s Securities Law Affiliates or Associates have otherwise formed a group for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (B)(i) of paragraph (2), above), or disposing of any securities of the Company.

(f)	“Beneficiary” means the person designated in writing by a Participant to receive all or a portion of his Severance Benefits under the Plan after he dies. If a Participant fails to designate a Beneficiary or his designated Beneficiary fails to survive him, his Beneficiary will be the person to whom he is married at the time of his death, or if he is not married at that time, his Beneficiary will be his estate. A Participant may revoke in writing a prior designation of a Beneficiary at any time before the Participant dies.

(g)	“Board of Directors” means the Board of Directors of the Company.

(h)	“Cause”means, as determined by the Administrative Committee, disloyalty, mismanagement, abdication of job responsibility, or commission of a felony, any one of which results in significant injury to the business of the Company.

(i)	“Change in Control”means the first to occur of the following events—

(1)	an acquisition (other than directly from the Company) of securities of the Company by any Person, immediately after which such Person, together with all Securities Law Affiliates and Associates of such Person, becomes the Beneficial Owner of securities of the Company representing 25 percent or more of the Voting Power; provided that, in determining whether a Change in Control has occurred, the acquisition of securities of the Company in a Non-Control Acquisition will not constitute an acquisition that would cause a Change in Control; or

(2)	three or more directors, whose election or nomination for election is not approved by a majority of the members of the Incumbent Board then serving as members of the Board of Directors, are elected within any single 12-month period to serve on the Board of Directors; provided that an individual whose election or nomination for election is approved as a result of either an actual or threatened Election Contest or Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, will be deemed not to have been approved by a majority of the Incumbent Board for purposes of this definition; or

JLG Industries, Inc.	Page 3
Executive Severance Plan	October 15, 2006

(3)	members of the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors; or

(4)	approval by shareholders of the Company of:

(A)	a merger, consolidation, or reorganization involving the Company, unless

(i)	the shareholders of the Company, immediately before the merger, consolidation, or reorganization, own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 75 percent of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;

(ii)	individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, or reorganization constitute at least a majority of the board of the directors of the Surviving Corporation; and

(iii)	no Person (other than (1) the Company or any Subsidiary thereof, (2) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, any Subsidiary thereof, or the Surviving Corporation, or (3) any person who, immediately prior to such merger, consolidation, or reorganization, had Beneficial Ownership of securities representing 25 percent or more of the Voting Power) has Beneficial Ownership of securities representing 25 percent or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities;

(B)	a complete liquidation or dissolution of the Company; or

(C)	an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary of the Company).

(j)	“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(k)	“Company” means JLG Industries, Inc., and any successor to JLG Industries, Inc. Employment with the Company includes employment with any corporation, partnership, or other organization required to be aggregated with the Company under sections 414(b) and (c) of the Code.

JLG Industries, Inc.	Page 4
Executive Severance Plan	October 15, 2006

(l)	“Company Payments”has the meaning provided in Section 4.2(a).

(m)	“Compensation Committee” means the Compensation Committee of the Board of Directors.

(n)	“Covered Compensation” is the compensation specified by the Compensation Committee with respect to the Participant that is reflected in the Participant’s Participation Agreement.

(o)	“Dismissed” has the meaning provided in Section 4.8.

(p)	“Effective Date” means October 15, 2006 except that the Effective Date for any provision in this restatement intended to satisfy the requirements of Section 409A of the Code is January 1, 2005.

(q)	“Election Contest” means an election contest described in Rule 14a-11 promulgated under the Securities Exchange Act.

(r)	“Eligible Executive” means an employee of the Company who (1) was covered by an agreement under a restatement of the Plan that was in effect prior to the Effective Date or (2) is an officer of the Company or holds any other key position designated by the Compensation Committee in its sole discretion as eligible to participate in the Plan.

(s)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

(t)	“Excise Tax” means the excise tax imposed under section 4999 of the Code as described in Section 4.2(a).

(u)	“Executive Trust” means the JLG Industries, Inc. Executive Trust.

(v)	“Good Reason” has the meaning provided in Section 4.8(c).

(w)	“Gross-Up Payment” has the meaning provided in Section 4.2.

(x)	“Incumbent Board” means individuals who, as of the close of business on the Effective Date, are members of the Board of Directors; provided that, if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 75 percent of the Incumbent Board, such new director will, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further that no individual will be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened Election Contest or other actual or threatened Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(y)	“MIP” means the JLG Industries, Inc. Annual Management Incentive Plan.

JLG Industries, Inc.	Page 5
Executive Severance Plan	October 15, 2006

(z)	“Non-Control Acquisition” means an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any of its Subsidiaries, (2) the Company or any of its Subsidiaries, or (3) any Person in connection with a Non-Control Transaction.

(aa)	“Non-Control Transaction” means any transaction described in clauses 4(A)(i) through (iii) of the definition of Change in Control.”

(bb)	“Participant” means a member of a select group of management or highly compensated employees of the Company who has become a participant in the Plan under Section 2.

(cc)	“Participation Agreement” has the meaning provided in Section 3.2.

(dd)	“Person” means any individual, firm, corporation, partnership, joint venture, association, trust, or other entity.

(ee)	“Plan” means the JLG Industries, Inc. Executive Severance Plan as amended and restated effective October 15, 2006, and set forth in this document.

(ff)	“Proxy Contest” means a solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(gg)	“Section” means a section of this Plan and any subsections of that section.

(hh)	“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(ii)	“Securities Law Affiliate” means an “affiliate” as defined for purposes of Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act.

(jj)	“SERP” means JLG Industries, Inc. Supplemental Executive Retirement Plan.

(kk)	“Severance Benefit” has the meaning provided in Section 4.1.

(ll)	“Subsidiary” of any Person means any corporation or other entity of which at least 80 percent (or such lesser percentage as the Administrative Committee may determine) of the voting power of the voting equity securities or voting interest therein is owned, directly or indirectly, by such Person.

(mm)	“Surviving Corporation” means a corporation resulting from a merger, consolidation, or reorganization described in paragraph (4)(A)(i) of the definition of “Change in Control.”

(nn)	“Voting Power” means the voting power of all securities of the Company then outstanding generally entitled to vote for the election of directors of the Company.

JLG Industries, Inc.	Page 6
Executive Severance Plan	October 15, 2006

2.2.	Gender and Number.

Words used in the masculine gender in the Plan are intended to include the feminine and neuter genders, where appropriate. Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.

JLG Industries, Inc.	Page 7
Executive Severance Plan	October 15, 2006

SECTION 3. PARTICIPATION BY ELIGIBLE EXECUTIVES

3.1.	Generally.

(a)	An Eligible Executive who has an agreement in effect on the Effective Date under a prior restatement of the Plan is eligible to receive a benefit subject to the terms of this October 15, 2006 restatement if he properly executes a Participation Agreement in accordance with Section 3.2.

(b)	If an Eligible Executive is not covered by an agreement under a prior restatement of the Plan on the Effective Date, the Eligible Executive will not become a Participant in the Plan unless the Compensation Committee designates him as eligible to participate in the Plan and he properly executes a Participation Agreement in accordance with Section 3.2.

3.2.	Participation Agreement Required.

(a)	No employee will be eligible to receive a benefit under this restatement of the Plan unless he and the Company execute a Participation Agreement evidencing his participation in the October 15, 2006 Plan restatement. The executed Participation Agreement will constitute an agreement between the Company and the employee that binds both of them to the terms of the Plan and will bind their heirs, executors, administrators, successors, and assigns, both present and future.

(b)	In the case of an employee who is eligible to participate in this restatement of the Plan pursuant to Section 3.1(a), the executed Participation Agreement will constitute the employee’s written agreement to waive all rights he may have under any earlier restatement of the Plan.

JLG Industries, Inc.	Page 8
Executive Severance Plan	October 15, 2006

SECTION 4. SEVERANCE BENEFITS

4.1.	Basic Benefit.

(a)	Amount. Subject to the timely execution of a release as provided in Section 6, a Participant who is Dismissed is entitled to a Severance Benefit, determined as follows—

(1)	Before a Change in Control. If a Participant is Dismissed before a Change in Control occurs, the Participant’s Severance Benefit will equal—

(A)	the Participant’s Applicable Percentage, times

(B)	the Participant’s Covered Compensation.

(2)	On or Following a Change in Control. Subject to Section 4.2(b), if the Participant is Dismissed six months before or two years after a Change in Control, the Participant’s Severance Benefit will equal—

(A)	the Participant’s Applicable CIC Percentage, times

(B)	the Participant’s Covered Compensation.

(b)	Time and Form of Payment. Except as provided in Section 4.9, the Severance Benefit will be paid in the form of a lump sum on the 60th day following the date the Participant is Dismissed, provided that the requirements of Section 6 are satisfied.

(c)	Death Benefit. If the Participant dies after being Dismissed but before receiving his Severance Benefit, his Severance Benefit will be paid to his Beneficiary.

4.2.	Gross-Up Payment.

(a)	Eligibility. Except as provided in Section 4.2(b) and subject to the timely execution of a release as provided in Section 6, a Participant is eligible to receive a Gross-Up Payment if the Participant—

(1)	is Dismissed in connection with a Change in Control; and

(2)	receives payments or benefits contingent on the Change in Control from any Company-sponsored plan, program or arrangement (“Company Payments”) that are “excess parachute payments” within the meaning of section 280G(b)(1) of the Code and are subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”).

(b)	Notwithstanding anything to the contrary in Section 4.2(a), a Participant will not receive a Gross-Up Payment if the Participant’s excess parachute payment is less than or equal to 310% of his “base amount” (within the meaning of section 280G(b)(3) of the Code). In such an event, the Participant’s Company Payments will be reduced by the smallest amount necessary to ensure that the Company Payments do not exceed three times the Participant’s base amount.

JLG Industries, Inc.	Page 9
Executive Severance Plan	October 15, 2006

(c)	Amount.

(1)	Generally. The amount of the Gross-Up Payment will equal an amount such that, after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Company Payments. The nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, a nationally recognized firm of certified public accountants selected by the Company) will determine whether the Company Payments will result in an excess parachute payment that is subject to the Excise Tax. If the Accounting Firm determines that the Company Payments will not be subject to the Excise Tax, it will, at the same time as it makes such determination, furnish the Participant with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. If it is later determined pursuant to Section 4.2(c)(4) that the Company Payments are subject to the Excise Tax, the Gross-Up Payment will include any penalties and interest that are imposed or become due as a result of the Accounting Firm’s initial determination that the Company’s Payments were not subject to the Excise Tax.

(2)	Tax Rates. For purposes of determining the amount of the Gross-Up Payment, the Participant will be deemed to pay (A) federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and (B) state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Participant’s residence in the calendar year in which the Gross-Up Payment is to be made, net the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(3)	Adjustments to Gross-Up Payments. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or written opinion of counsel that the Excise Tax is less than the amount previously taken into account hereunder, the Participant will repay the Company, within 30 days of his receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax imposed on the Gross-Up Payment being repaid by the Participant if such repayment results in a reduction in Excise Tax) plus any interest received by the Participant on the amount of such repayment, provided that if any such amount has been paid by the Participant as an Excise Tax or other tax, he will cooperate with the Company in seeking a refund of any tax overpayments, and he will not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to him.

JLG Industries, Inc.	Page 10
Executive Severance Plan	October 15, 2006

(4)	Additional Gross-Up Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company will make an additional Gross-Up Payment in respect of such excess (including any tax penalties imposed or interest due because of the underpayment) 30 days after the Company’s receipt of notice of such final determination or opinion; provided that the Participant notifies the Company of the potential underpayment within 30 days of the Participant’s initial receipt from the Internal Revenue Service of a dispute or inquiry regarding the amount of the Excise Tax.

(d)	Time and Form of Payment.

(1)	Generally.

(A)	Except as provided in Section 4.9, if the Company determines that an Excise Tax will be imposed upon a Participant, the Gross-Up Payment will be paid in a lump sum on the fifth day before the due date of the Excise Tax.

(B)	Except as provided in Section 4.9, if the Accounting Firm initially determines that an Excise Tax will not be imposed upon the Company Payments and an Excise Tax is subsequently imposed on the Company Payments pursuant to Section 4.2(c)(4), the Gross-Up Payment will be paid in a lump sum on the 60th day after the Participant’s initial receipt of notice of such final determination or opinion; provided that no Gross-Up Payment will be paid under this Section 4.2(d)(1)(B) if the Participant does not notify the Company of the potential underpayment within 30 days of the Participant’s initial receipt from the Internal Revenue Service of a dispute or inquiry regarding the amount of the Excise Tax.

(2)	Death Benefit. If the Participant dies after being Dismissed but before receiving any Gross-Up Payment that might be due under this Section 4.2, the Gross-Up Payment will be paid in a lump sum to his Beneficiary at the time set forth in Section 4.2(d)(1), above.

JLG Industries, Inc.	Page 11
Executive Severance Plan	October 15, 2006

4.3.	Medical and Life Insurance Benefits.

If the Participant is Dismissed and timely executes a release as provided in Section 6, the Company will provide the Participant with medical and life insurance benefits as follows—

(a)	Medical Benefits.

(1)	Amount. The amount of the medical benefits is equal to the amount of medical benefits (if any) that the Company would have provided to the Participant had the Participant continued employment with the Company in the same position held by the Participant at the time of his termination from employment. The Company reserves the right to modify, amend, or terminate at any time, the medical benefits that would have been provided to the Participant if he had continued employment with the Company.

(2)	Time of Payment. A Participant will continue to receive his medical benefits under the Company’s medical insurance plan for a period beginning on the date medical benefits otherwise would cease as a result of the Participant’s having been Dismissed and continuing for the number of months that bears the same proportion to twelve months as the Participant’s Applicable Percentage under Section 2.1(c) of the Plan bears to 100%.

(b)	Life Insurance Benefits.

(1)	Amount. The life insurance benefits provided will be the benefits (if any) that the Company would have provided to the Participant had the Participant continued employment with the Company in the same position held by the Participant at the time of his termination from employment.

(2)	Time of Payment. Except as provided in Section 4.9, life insurance benefits will be continued under this Section 4.3(b) for a period beginning on the date life insurance benefits otherwise would cease as a result of the Participant’s having been Dismissed and continuing for the number of months that bears the same proportion to twelve months as the Participant’s Applicable Percentage under Section 2.1(c) of the Plan bears to 100%.

4.4.	SERP Benefit

If the Participant is Dismissed during the six month period immediately preceding or the two year period immediately following a Change in Control, is at least age 50 as of the date of the Change in Control, and timely executes a release as provided in Section 6, his benefit under the Supplemental Executive Retirement Plan (the “SERP”) will be determined and paid as follows—

JLG Industries, Inc.	Page 12
Executive Severance Plan	October 15, 2006

(a)	Amount of Benefit.

(1)	Decreased Early Retirement Reduction. The amount of a Participant’s Accrued Benefit (as defined under the SERP) will be determined in accordance with the terms of the SERP except Sections 3.4(a) and A.5(e) of the SERP will not apply to the Participant. Instead, if the Participant begins receiving his benefit under the SERP before age 60, his Accrued Benefit will be reduced by one half of one percent for each month during which benefits are scheduled to be paid before the first day of the month following the month in which the Participant reaches age 55.

(2)	Five Years of Service Credit. If the Participant became a participant in the SERP after September 5, 2000, the Participant will receive an additional five Years of Service for purposes of determining the Participant’s applicable percentage under Section 3.2 of the SERP.

(b)	Time and Form of Payment. Notwithstanding anything to the contrary in the SERP, if the Participant is Dismissed in connection with a Change in Control that occurs in 2006 or 2007, the Participant’s Accrued Benefit under the SERP will be paid at the times and in the forms specified below based on the age of the Participant on the date he is Dismissed:

(1)	If the Participant is less than age 55 as of December 31, 2006, his Vested Retirement Benefit (as defined under the SERP) will not be subject to Section 409A of the Code, and he will receive his Vested Retirement Benefit in the form of a lump sum on the later to occur of the following dates: (1) January 1, 2007, or (2) the 30th day after the Participant is Dismissed.

(2)	If the Participant is at least age 55 but less than age 60 as of December 31, 2006, his Early Retirement Benefit (as defined under the SERP) will be divided into two portions, and he will be deemed to have elected to receive each portion in the form of a lump sum on the following dates:

(A)	The portion of the Participant’s Early Retirement Benefit that is “grandfathered” within the meaning of Section 409A of the Code is not subject to Section 409A of the Code and will be paid as soon as practicable but no later than 30 days after the Participant is Dismissed.

(B)	The portion of the Participant’s Early Retirement Benefit that is not grandfathered within the meaning of Section 409A of the Code, will be paid six months after the Participant is Dismissed.

(3)	If the Participant is at least age 60 as of December 31, 2006, his Normal Retirement Benefit or Late Retirement Benefit (whichever is applicable) will be divided into two portions, and he will be deemed to have elected to receive each portion on the dates and in the form as follows—

JLG Industries, Inc.	Page 13
Executive Severance Plan	October 15, 2006

(A)	The portion of the Participant’s Normal Retirement Benefit or Late Retirement Benefit that is “grandfathered” within the meaning of Section 409A of the Code, is not subject to Section 409A of the Code and will be paid in the form of a lump sum on the 30th day after the Participant is Dismissed.

(B)	The portion of the Participant’s Normal Retirement Benefit or Late Retirement Benefit that is not grandfathered within the meaning of Section 409A of the Code, will be paid six months after the date that the Participant is Dismissed in the form of a lump sum to the extent permitted under Section 409A of the Code, and if a lump sum payment is not permissible, in the form of a Ten-Year Certain Life Annuity.

4.5.	SERP Rabbi Trust

Notwithstanding Section 3.2 of the JLG Industries, Inc. Executive Trust (the “Executive Trust”), immediately preceding a Change in Control, the Company will contribute to the Executive Trust amounts in cash or other property acceptable to the Trustee (as defined under the Executive Trust Agreement) sufficient to fund 100% of all benefits that have accrued under the SERP as of the Change in Control, assuming that all Participants will be Dismissed under circumstances that entitle them to receive the maximum benefits provided under Section 4.4, above.

4.6.	Cash Bonus Award

If the Participant is Dismissed, the Participant will receive a pro rated portion of the bonus he would have been entitled to receive under the Annual Management Incentive Plan (the “MIP”) for the fiscal year in which he is Dismissed equal to the greater of (a) or (b), as defined below, multiplied by a fraction, the numerator of which is the number of days in the performance year completed by the Participant as of the date he is Dismissed and the denominator of which is 365. For this purpose, (a) and (b) will equal:

(a)	the amount the Participant would have received under the MIP for the fiscal year in which he is Dismissed had:

(1)	all target objectives been achieved for the entire fiscal year,

(2)	the Executive otherwise satisfied all conditions for payment, and

(3)	the Company not exercised any negative discretion with respect to the amount of any payment under the MIP.

(b)	the amount the Participant would have received under the MIP for the fiscal year in which he is Dismissed had

(1)	the ratio of actual performance achieved as of the date the Participant is Dismissed compared to target performance as of that date been sustained for the remainder of the fiscal year,

JLG Industries, Inc.	Page 14
Executive Severance Plan	October 15, 2006

(2)	the Executive otherwise satisfied all conditions for payment, and

(3)	the Company not exercised any negative discretion with respect to the amount of any payment under the MIP.

4.7.	Legal Expenses After a Change in Control

The Company will pay or reimburse the Participant for reasonable legal fees (including without limitation, any and all court costs and reasonable attorneys’ fees and expenses) incurred by the Participant in connection with or as a result of any claim, action or proceeding brought by the Company or the Participant following a Change in Control with respect to or arising out of the provisions of the Plan; provided, however, that the Company will have no obligation to pay any such legal fees, if in the case of an action brought by the Participant, the Company is successful in establishing with the court that the Participant’s action was frivolous or otherwise without any reasonable legal or factual basis. The Company will also make a gross-up payment to the Participant in the amount of any (a) excise tax imposed by section 4999 of the Code on the payment or reimbursement for reasonable legal fees, and (b) income tax or other penalties imposed on the gross-up payment itself.

4.8.	Dismissal.

(a)	A Participant is Dismissed if his employment with the Company is terminated—

(1)	for Good Reason; or

(2)	involuntarily by the Company for any reason other than for Cause.

(b)	For purposes of this Section 4.8, if the Participant continues to be employed by the Company or a successor business immediately following any of the transactions listed below, the Participant’s employment with the Company is not considered terminated solely because of the occurrence of the transaction—

(1)	a change in the ownership of the Company;

(2)	all or part of the Company is merged, consolidated, spun off, liquidated, or otherwise reorganized; or

(3)	all or part of the tangible and intangible assets of the Company are sold or otherwise transferred to new ownership.

(c)	Good Reason.

(1)	Generally. A Participant’s employment with the Company is terminated for Good Reason if his termination occurs no earlier than six months before the Change in Control, no later than two years after the Change in Control, and no later than six months after any of the triggering events included in Section 4.8(c)(2) or (3), below. A Participant’s employment with the Company will not be considered terminated for Good Reason if (A) a Change in Control has not occurred or (B) a Change in Control has occurred but his employment terminates (i) more than six months before a Change in Control, (ii) more than two years after a Change in Control, or (iii) more than six months after any of the triggering events included in Section 4.8(c)(2) or (3), below.

JLG Industries, Inc.	Page 15
Executive Severance Plan	October 15, 2006

(2)	Triggering Events. The occurrence of any one of the following events without the Participant’s consent is a triggering event for purposes of this Section 4.8(c)—

(A)	a material change in the Participant’s position with the Company that represents a demotion from his prior position with the Company;

(B)	the assignment to the Participant of material duties or responsibilities that are inconsistent with his status or position with the Company;

(C)	a material reduction in the Participant’s base salary;

(D)	a change in the terms of the compensation arrangements applicable to the Participant that represents a significant reduction in the value of such compensation arrangements;

(E)	a material increase in the participant’s responsibilities or duties without a commensurate increase in his base salary;

(F)	the imposition of any requirement that the Participant be based anywhere other than within 50 miles of where his principal office was located on the date of the Change in Control;

(G)	a material increase in the frequency or duration of the Participant’s business travel; or

(H)	the Company’s failure to obtain the express assumption of this Plan with respect to the Participant by any successor to the Company.

(3)	Special Rule. A Participant’s employment with the Company will be deemed terminated for Good Reason if the Participant is the Chief Executive Officer of the Company immediately preceding the Change in Control and his employment with the Company is terminated for any reason within six months after the Change in Control.

(4)	Non-Triggering Event. A Participant’s employment with the Company will not have terminated for Good Reason if the only changes to the Participant’s duties, responsibilities, or titles arise as a consequence of the Company ceasing to be a company with publicly-traded securities or becoming a subsidiary, division, unit, or other affiliate of a publicly- or privately- owned entity.

JLG Industries, Inc.	Page 16
Executive Severance Plan	October 15, 2006

4.9.	Application of Section 409A of the Code.

(a)	In General. This Section 4.9 (1) applies only to the extent Section 409A of the Code applies to any benefit payable under the Plan, (2) supersedes any provision of the Plan or a Participation Agreement to the extent that such provision conflicts with this Section 4.9, (3) is intended to comply with and avoid the adverse tax consequences of Section 409A of the Code, and (4) will be interpreted, operated, and administered in a manner consistent with this intent.

(b)	Timing of Benefit Payments. No amount payable under the Plan that is subject to Section 409A of the Code will be paid before the date that is six months following the Participant’s “Separation from Service,” within the meaning of Section 409A of the Code, or on the date of the Participant’s death, if earlier. For purposes of this Section 4.9, a payment that is required to be made on a certain date may be made as soon as practicable following such date, provided that the payment must be made during the same calendar year as the required payment date or, if later, by the 15th day of the third calendar month following the required payment date, or otherwise in accordance with Section 409A of the Code.

JLG Industries, Inc.	Page 17
Executive Severance Plan	October 15, 2006

SECTION 5. COVENANTS

5.1.	Generally.

In consideration for the benefits provided under the Plan, each Participant will agree to the covenants set forth in this Section 5.

5.2.	Noncompetition.

(a)	Prohibited Conduct.During the period of a Participant’s employment with the Company, and the period continuing after the Participant’s termination of employment (for any reason) for the number of months that bears the same proportion to twelve months as the Participant’s Applicable Percentage under Section 2.1(c) of the Plan bears to 100%, the Participant will not, without the prior written consent of the CEO (or if the Participant is the CEO, without prior written consent of the Compensation Committee)—

(1)	personally engage in Competitive Activities (as defined below); or

(2)	work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Participant’s purchase or holding, for investment purposes, of securities of a publicly-traded company will not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as Participant’s equity interest in any such company is less than a controlling interest;

However, this Section 5.2(a) will not prohibit a Participant from (1) being employed by, or providing services to, a consulting firm, provided that he does not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities, or (2) engaging in the private practice of law as a sole practitioner or as a partner in (or as an employee of or counsel to) a law firm in accordance with applicable legal and professional standards.

(b)	Competitive Activities.“Competitive Activities” means business activities anywhere in the world relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company, and (2) for which the Participant then has responsibility to plan, develop, manage, market, or oversee, or had any such responsibility within his most recent 24 months of employment with the Company. If the scope of the obligations contained in this Section 5.2 are determined to exceed that which may be enforceable under applicable law, the scope of these obligations will be reformed to provide for enforcement to the maximum extent permitted under applicable law. The Participant will bear the burden of proving the scope of the maximum enforceable obligations under applicable law and that the activities in which he has engaged do not exceed such maximum enforceable obligations.

JLG Industries, Inc.	Page 18
Executive Severance Plan	October 15, 2006

5.3.	Interference with Business Relations.

During the period of the Participant’s employment with the Company, and the period continuing after the Participant’s termination of employment (for any reason) for the number of months that bears the same proportion to twelve months as the Participant’s Applicable Percentage under Section 2.1(c) of the Plan bears to 100%, Participant will not, without the prior written consent of the CEO (or if the Participant is the CEO, without prior written consent of the Compensation Committee)—

(a)	recruit or solicit any employee of the Company for employment or for retention as a consultant or service provider;

(b)	hire or participate (with another company or third party) in the process of hiring (other than for the Company) any person who is then an employee of the Company, or provide names or other information about Company employees to any person or business (other than the Company) under circumstances that could lead to the use of that information for purposes of recruiting or hiring;

(c)	interfere with the relationship of the Company with any of its employees, agents, or representatives;

(d)	solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of the Company (1) to cease being, or not to become, a customer of the Company or (2) to divert any business of such customer or prospect from the Company; or

(e)	otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospects, suppliers, consultants, or employees.

5.4.	Return of Property; Intellectual Property Rights.

On or before a Participant’s termination of employment with the Company for any reason, the Participant will return to the Company all property owned by the Company or in which the Company has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. In addition, the Participant will acknowledge that the Company is the rightful owner of any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks that the Participant may have originated or developed, or assisted in originating or developing, during his period of employment with the Company, where any such origination or development involved the use of Company time or resources, or the exercise of his responsibilities for or on behalf of the Company. The Participant will at all times, both before and after his termination, cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

JLG Industries, Inc.	Page 19
Executive Severance Plan	October 15, 2006

5.5.	Proprietary and Confidential Information.

The Participant will at all times preserve the confidentiality of all proprietary information and trade secrets of the Company, except to the extent that disclosure of such information is legally required. “Proprietary information” means information that has not been disclosed to the public and that is treated as confidential within the business of the Company, such as strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information and data; identities of users and purchasers of the Company’s products or services; and other confidential matters pertaining to or known by the Company, including confidential information of a third party that Participant knows or should know the Company is bound to protect.

JLG Industries, Inc.	Page 20
Executive Severance Plan	October 15, 2006

SECTION 6. RELEASE

6.1.	Generally.

A Participant will not be entitled to any benefits under this Plan unless, at the time the Participant is Dismissed, he executes and does not subsequently revoke a release satisfactory to the Company releasing the Company, its affiliates, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims the Participant or his successors and beneficiaries might then have against them (excluding any claims the Participant might then have under this Plan or any employee benefit plan sponsored by the Company). The release will be substantially in the form that is attached as Exhibit A to the Plan.

6.2.	Time Limit for Providing Release.

A Participant will execute and submit the release to the Company within 30 days after the Participant is Dismissed. However, if the Participant is Dismissed in connection with an exit incentive or other employment termination program offered to a group or class of employees, the Participant will have 50 days after the Participant terminates employment to execute and submit the release to the Company.

JLG Industries, Inc.	Page 21
Executive Severance Plan	October 15, 2006

SECTION 7. NATURE OF PARTICIPANT’S INTEREST IN THE PLAN

7.1.	No Right to Assets.

Participation in the Plan does not create, in favor of any Participant or Beneficiary, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant and Beneficiary, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

7.2.	No Right to Transfer Interest.

Rights to benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Administrative Committee may permit a Participant or Beneficiary to enter into a revocable arrangement to pay all or part of his benefits under the Plan to a revocable grantor trust (a so-called “living trust”). In addition, the Administrative Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Plan, but only if (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of section 414(p) of the Code (if section 414 (p) applied to the Plan), (b) the domestic relations order does not attempt to give the alternate payee any right to any asset of the Company, (c) the domestic relations order does not attempt to give the alternate payee any right to receive payments under the Plan at a time or in an amount that the Participant could not receive under the Plan, and (d) the amount of the Participant’s benefits under the Plan are reduced to reflect any payments made or due the alternate payee.

7.3.	No Employment Rights.

No provisions of the Plan and no action taken by the Company, the Board of Directors, the Compensation Committee, or the Administrative Committee will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant.

7.4.	Withholding and Tax Liabilities.

The amount of any withholdings required to be made by any government or government agency will be deducted from benefits paid under the Plan to the extent deemed necessary by the Administrative Committee. In addition, the Participant or Beneficiary (as the case may be) will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

JLG Industries, Inc.	Page 22
Executive Severance Plan	October 15, 2006

SECTION 8. ADMINISTRATION, INTERPRETATION, AND MODIFICATION OF PLAN

8.1.	Plan Administrator.

The Administrative Committee will administer the Plan.

8.2.	Powers of the Administrator.

The Administrative Committee’s powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrative Committee has full discretionary authority to exercise each of the foregoing powers.

8.3.	Finality of Committee Determinations.

Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan will be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.

8.4.	Incapacity.

If the Administrative Committee determines that any person entitled to benefits under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to his spouse, parent, brother, sister, or other party deemed by the Administrative Committee to have incurred expenses for such person.

8.5.	Amendment, Suspension, and Termination.

The Board of Directors has the right by written resolution to amend, suspend, or terminate the Plan at any time. However, no amendment, suspension, or termination that reduces the benefits to which a Participant is entitled under the Plan will apply to an employee who already is a Participant in the Plan without his express written consent.

8.6.	Power to Delegate Authority.

The Board of Directors and the Administrative Committee may, in their sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

8.7.	Headings.

The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

JLG Industries, Inc.	Page 23
Executive Severance Plan	October 15, 2006

8.8.	Severability.

If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity of that provision will not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been included in the Plan.

8.9.	Governing Law.

The Plan will be construed, administered, and regulated in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that those laws are preempted by federal law.

8.10.	Complete Statement of Plan.

This Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.5 or 8.6. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.10, for purposes of determining benefits with respect to a Participant, this Plan will be deemed to include (a) the provisions of any Participation Agreement executed in accordance with Section 3.2, and (b) the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into this Plan.

JLG Industries, Inc.	Page 24
Executive Severance Plan	October 15, 2006

EXHIBIT A

DRAFT RELEASE

In consideration of the benefits I am entitled to receive under the JLG Industries, Inc. Executive Severance Plan (the “Plan”), I, [employee name], on behalf of myself, and on behalf of my heirs, successors and assigns, hereby agree to release JLG Industries, Inc. (the “Company”), all of its past, present and future subsidiaries, affiliates, directors, officers, employees; and all of its and their respective heirs, successors, and assigns from any and all claims, demands, actions, and liabilities that I might otherwise have asserted arising out of my employment with the Company, including the termination of that employment.

I also promise not to sue the Company; any of its past, present and future subsidiaries, affiliates, directors, officers, employees, agents, and representatives; or any of its or their respective heirs, successors, and assigns based, in whole or in part, on any claims relating to my employment with the Company or the termination of that employment. However, I am not releasing my rights, if any, under any qualified employee retirement plan nor am I releasing any rights or claims that may arise after the date on which I sign this Release. Those rights, and only those rights, survive unaffected by this Release.

I understand that as a consequence of my signing this Release I am giving up, with respect to my employment and the termination of that employment, any and all rights I might otherwise have under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) and all other federal, state or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap or other invidious factor; and (3) any and all theories of contract or tort law, whether based on common law or otherwise.

I acknowledge and agree that:

1.	The benefits I am receiving under the Plan constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

2.	The Company advised me in writing to consult with an attorney prior to executing a copy of the Plan document and the Release.

3.	I was given a period of at least 21 days within which to consider the Plan and the Release.

4.	The Company has advised me of my statutory right to revoke my acceptance of the terms of the Plan and this Release at any time within seven (7) days of my signing of this Release.

5.	I warrant and represent that my decision to accept the Plan (including this Release) was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Plan or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of the Plan or Release.

In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following: (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration received from the Company under the Plan.

JLG Industries, Inc.	Page A-1
Executive Severance Plan	October 15, 2006

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release.

IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing agreement at___, this____ day of____________, 20_.

_______________________________ [name of employee]

Witnessed by _______________ on this _____ day of ____________, 20_.

_______________________________ WITNESS

JLG Industries, Inc.	Page A-2
Executive Severance Plan	October 15, 2006